Exhibit 10.12




                                   LETTER AGREEMENT (EUROPEAN FACILITY)
                                         dated September 8, 1997
                      Between the Registrant and The First National Bank of Chicago

                                   THE FIRST NATIONAL BANK OF CHICAGO,
                                              London Branch
                                   THE FIRST NATIONAL BANK OF CHICAGO,
                                             Frankfurt Branch
                                       90 Long Acre, Covent Garden
                                             London WC2E 9RB
                                                 England


                                            September 8, 1997



Hurco Europe Limited
Hurco GmbH Werkzeugmaschinen CIM -
 Bausteine Vertrieb und Service


Ladies and Gentlemen:

              Concurrently herewith, Hurco Companies, Inc., an Indiana corporation which directly owns 100% of you ("Hurco Companies"), and NBD Bank, N.A., a national banking association ("NBD"), and NBD Bank, a Michigan banking corporation ("NBD Michigan"), have entered into that certain Amended and Restated Credit Agreement and Amendment to Reimbursement Agreement, dated as of even date herewith (as amended, the "Credit Agreement"). This letter sets forth our agreement with respect to the working capital credit facility which The First National Bank of Chicago, London Branch, and The First National Bank of Chicago, Frankfurt Branch (collectively, "FCNBD"), are willing to establish for you (the "Facility"). (References to "you" or "your" in this agreement mean, individually and not collectively, Hurco Europe Limited, a corporation organized and existing under the laws of England and Wales ("Hurco Europe"), and Hurco GmbH Werkzeugmaschinen CIM - Bausteine Vertrieb und Service ("Hurco GmbH")).

              1. (a) Subject to the terms hereof, FCNBD agrees to make loans to you in Dollars or any other Currency under the Facility, through its foreign branches in London, England, and Frankfurt, Germany (or such other branch or affiliate as it determines in its sole discretion), during the period ending on the Expiration Date, the aggregate Dollar Equivalent of the principal amounts of which do not exceed $5,000,000 outstanding at any one time.

                     (b) In no event shall the aggregate Dollar Equivalent of the principal amounts of the Loans outstanding at any time exceed the lesser of (i) Five Million Dollars ($5,000,000) and (ii) the difference of (x) Twenty-Two Million Five Hundred Thousand Dollars ($22,500,000), minus (y) the Dollar Equivalent of all debt owed by Hurco Companies to NBD or its affiliates under the Credit Agreement.

                     (c) The commitment of NBD to make the Loans is subject to the execution of the
Credit Agreement and the condition precedent that no default under Section 11 of this agreement, and no event or condition which might become such a default with notice or lapse of time, or both, shall exist or shall have occurred and be continuing on the date such Loan is to be made. Hurco Europe and Hurco GmbH shall be deemed to have made a representation to that effect when requesting a Loan. A request for a loan must be made by you, or on your behalf by Hurco Companies, by telephone to the London Branch of FCNBD, to be confirmed in writing mailed the same day and signed by an authorized officer of you or Hurco Companies, as the case may be, at least three Business Days prior to making any Fixed Rate Loan and at least one Business Day prior to making any Floating Rate Loan. Each request shall identify which one of you is the borrower, the Currency of the proposed loan or that the loan is to be in Dollars, the amount of the proposed loan (which must be in a minimum principal amount the Dollar Equivalent of which is acceptable to FCNBD or the relevant foreign branch or affiliate), the type of loan (whether a Fixed Rate Loan or a Floating Rate Loan), the Eurocurrency Interest Period, if applicable, and the date the requested loan is to be made.

                     (d) Upon the above conditions being satisfied, FCNBD shall make the requested loan in accordance with procedures agreed upon among FCNBD, the borrower, and Hurco Companies. Each loan shall be evidenced by entries upon the books and records of NBD's main office or of FCNBD's foreign branch disbursing the loan. FCNBD shall, and is authorized by you to, endorse on its books and records the date and amount of each loan hereunder, the applicable Currencies (or for Dollar loans, that they are in Dollars), the interest rate and interest period with respect to each loan, and the amount of each principal and interest payment thereon, which books and records shall constitute prima facie evidence thereof; provided, however, that the failure of FCNBD to record, or any error in recording, any such information shall not relieve any borrower of its obligation to repay the outstanding principal amount of the loans to it, all accrued interest thereon, and other amounts payable with respect thereto in accordance with the terms of this Agreement.

                     (e) Each Fixed Rate Loan shall be due and payable at the end of the Eurocurrency
Interest Period relating thereto. Any Loan which is a Fixed Rate Loan shall automatically be converted into a Fixed Rate Loan bearing a Eurocurrency Interest Period of one month at the end of the applicable Eurocurrency Interest Period unless the Loan is properly renewed as a Fixed Rate Loan prior to such time. Each Floating Rate Loan shall be due and payable on the Expiration Date. Upon proper notice given in accordance with the time periods set forth in Paragraph 1(c), any Loan may be converted from a Fixed Rate Loan to a Floating Rate Loan, or vice versa, effective upon the next succeeding Interest Payment Date relating to such Loan (or, with respect to a Fixed Rate Loan having a six-month Eurocurrency Interest Period, at the end of the Eurocurrency Interest Period). The borrower of each loan shall pay interest on the unpaid principal amount of the loan, for the period commencing on the date the loan is made until the loan is paid in full, on each Interest Payment Date, and at maturity (whether at stated maturity, by acceleration or otherwise), and thereafter on demand. All loans not paid in full when due, either at maturity, upon demand, or otherwise, shall bear interest at the Overdue Rate until paid. Hurco Companies may request loans on your behalf in accordance with the terms of this agreement at any time prior to the Expiration Date.

              2. (a) All payments of principal of and interest on the loans and other amounts payable by either borrower hereunder shall be made by such borrower without setoff or counterclaim, and free and clear of, and without deduction or withholding for, or on account of, any present or future taxes, levies, imposts, duties, fees, assessments, or other charges of whatever nature, imposed by any governmental authority, or by any department, agency, or other political subdivision or taxing authority.

                     (b) The borrowers agree to pay to FCNBD a facility fee during the term of this Agreement, calculated on a per annum rate equal to fifteen one-hundredths of one percent (.15%) of $5,000,000. Accrued facility fees shall be payable quarterly in arrears on each Interest Payment Date, commencing on the first such date occurring after the date hereof, and on the Expiration Date.

              3. Except as otherwise provided in this agreement to the contrary, whenever any installment of principal of, or interest on, any loan or any other amount due hereunder becomes due and payable on a day which is not a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of any installment of principal, interest shall be payable thereon at the rate per annum determined in accordance with this agreement during such extension. Computations of interest and other amounts due under this agreement shall be made on the basis of a year of 360 days, or, in the case of any loan in Pounds Sterling, 365 days, for the actual number of days elapsed, including the first day but excluding the last day of the relevant period.

              4. In the event that any applicable law, treaty, rule, or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to FCNBD, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by FCNBD with any guideline, request or directive of any such authority (whether or not having the force of law), shall
(i) affect the basis of taxation of payments to FCNBD of any amounts payable by any borrower under this agreement (other than taxes imposed on the overall net income of FCNBD by the jurisdiction, or by any political subdivision or taxing authority of any such jurisdiction, in which FCNBD has its principal office), or
(ii) shall impose, modify, or deem applicable any reserve, special deposit, or similar requirement against assets of, deposits with or for the account of, or credit extended by FCNBD, or (iii) shall impose any other condition with respect to this agreement or any loan made hereunder, and the result of any of the foregoing is to increase the cost to FCNBD of making, funding, or maintaining any Fixed Rate Loan or to reduce the amount of any sum receivable by FCNBD thereon, then the borrower of the loan shall pay to FCNBD from time to time, upon request by FCNBD, additional amounts sufficient to compensate FCNBD for such increased cost or reduced sum receivable to the extent, in the case of any Fixed Rate Loan, FCNBD is not compensated therefor in the interest rate applicable to such Fixed Rate Loan. Any such additional amounts resulting from the reserve requirements imposed by the Bank of England on a loan made from FCNBD's London Branch shall be calculated in accordance with Schedule One attached hereto. A statement as to the amount of such increased cost or reduced sum receivable, prepared in good faith and in reasonable detail by FCNBD, and submitted by FCNBD to a borrower, shall be presumptively deemed correct.

              5. In the event that any applicable law, treaty, rule, or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to FCNBD, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by FCNBD with any guideline, request, or directive of such authority (whether or not having the force of law), including without limitation exchange controls, shall make it unlawful or impossible for FCNBD to maintain any Fixed Rate Loan to you under this agreement, upon receiving notice thereof from FCNBD, the borrower of the loan shall repay in full the then-outstanding principal amount of the affected loan, together with all accrued interest thereon to the date of payment and all amounts owing to FCNBD under Paragraph 6 hereof, (a) on the next Interest Payment Date applicable to the loan if FCNBD may lawfully continue to maintain the loan to such day, or
(b) immediately if FCNBD may not continue to maintain the loan to such day.

              6. If you make any payment of principal with respect to any Fixed Rate Loan on any date other than the last day of a Eurocurrency Interest Period applicable thereto, or if you fail to borrow any loan after notice has been given to FCNBD in accordance with Paragraph 1 hereof and agreement to make the loan has been reached, or if you fail to make any payment of principal or interest in respect of a loan when due, you shall, in addition to any amounts that may be payable pursuant to Paragraph 4 or 5 hereof, reimburse FCNBD on demand for any resulting loss or expense incurred by FCNBD, including without limitation any loss incurred in obtaining, liquidating, or employing deposits from third parties, whether or not FCNBD shall have funded or committed to fund the loan. A statement as to the amount of such loss or expense, prepared in good faith and in reasonable detail by FCNBD and submitted by FCNBD to you, shall be presumptively deemed correct. Calculation of all amounts payable to FCNBD under this Paragraph shall be made as though FCNBD shall have actually funded or committed to fund the relevant loan through purchasing an underlying deposit in an amount equal to the amount of the loan and having a maturity comparable to the related Eurocurrency Interest Period; provided, however, that FCNBD may fund any loan in any manner it sees fit and the foregoing assumption shall be utilized only for the purpose of calculating amounts payable under this Paragraph.

              7. As used herein, the following terms have the respective meanings set forth below:

                     "Business  Day"  means,  with  respect  to a Floating
Rate Loan,  a day other than a
Saturday, Sunday, or other day on which the applicable office of FCNBD is not open to the public for carrying on substantially all of its banking functions, and, with respect to a Fixed Rate Loan, means in addition a day on which dealings in Dollar deposits are carried out in the relevant interbank market.

                     "Contingent Liabilities" of any person means, as of any date, all obligations of such person or of others for which such person is contingently liable, as obligor, guarantor, surety, or in any other capacity, or in respect of which obligations such person assures a creditor against loss or agrees to take any action to prevent any such loss (other than endorsements of negotiable instruments for collection in the ordinary course of business), including without limitation all reimbursement obligations of such person in respect of any letters of credit, surety bonds, note repurchase obligations, or similar obligations and all obligations of such person to advance funds to, or to purchase assets, property or services from, any other person in order to maintain the financial condition of such other person.

                     "Currency" means French Francs, German Marks, Pounds Sterling, or any other freely convertible non-Dollar currency in which a foreign branch of FCNBD is willing to make a loan to you.

                     "Dollar Equivalent" means with respect to each loan in Dollars, the amount thereof, and with respect to each loan in a Currency, the sum in Dollars resulting from converting the amount of such loan from the relevant Currency into Dollars at the most favorable spot exchange rate determined by FCNBD to be available to it for purchasing that Currency with Dollars at 11:00 a.m. (local time for the relevant foreign exchange market) on the date such loan is disbursed, or on such other date as of which a determination of the Dollar Equivalent is made.

                     "Dollars" and "$" means the lawful money of the United States of America.

                     "Eurocurrency Interest Period" means, with respect to any Fixed Rate Loan, the period commencing on the day each Fixed Rate Loan is made or converted to a Fixed Rate Loan and ending on the date one, two, three, or six months thereafter, as the borrower may elect under Paragraph 1(c), and each subsequent period commencing on the last day of the immediately preceding Eurocurrency Interest Period and ending on the date one, two, three, or six months thereafter, as the borrower may elect, or any other period as FCNBD and the borrowers may agree from time to time, provided, however, that (a) any Eurocurrency Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month, (b) each Eurocurrency Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day, and (c) no Eurocurrency Interest Period which would end after the Expiration Date shall be permitted.

                     "Eurocurrency Rate" means, with respect to any Fixed Rate Loan and the related
Eurocurrency Interest Period, the per annum rate that is equal to the sum of:

                     (a)    the Eurocurrency Rate Margin, plus

                     (b) if the Fixed Rate Loan is denominated in Dollars, the rate obtained by dividing (i) the per annum rate of interest at which deposits in Dollars for such Eurocurrency Interest Period and in an aggregate amount comparable to the amount of such Fixed Rate Loan are offered to FCNBD by other prime banks in the London or Nassau interbank market, at approximately 11:00 a.m. London or Nassau time, as the case may be, on the second Business Day prior to the first day of such Eurocurrency Interest Period by (ii) an amount equal to one minus the stated maximum rate (expressed as a decimal) of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) that is specified on the first day of such Eurocurrency Interest Period by the Board of Governors of the Federal Reserve System (or any successor agency thereto) for determining the maximum reserve requirement with respect to eurodollar funding (currently referred to as "Eurodollar liabilities" in Regulation D of such Board) maintained by a member bank of such System;

all as conclusively determined by FCNBD, absent manifest error, such sum to be rounded up, if necessary, to the nearest whole multiple of one one-hundredth of one percent (1/100 of 1%).

                     "Eurocurrency Rate Margin" means, as of any date, the Applicable Eurodollar Rate
Margin then in effect under the Credit Agreement.

                     "Expiration Date" means the earlier to occur of (a) May 1, 2000, and (b) the date on which the Authorization shall be terminated pursuant to Paragraph 12.

                     "Fixed Rate Loan" means any Loan which bears interest at the Eurocurrency Rate.

                     "Federal Funds Rate" means the per annum rate that is equal to the average of the rates on overnight federal funds transactions with members of the Federal Reserve system arranged by federal funds brokers, as published by the Federal Reserve Bank of New York for such day, or, if such rate is not so published for any day, the average of the quotations for such rates received by FCNBD from three federal funds brokers of recognized standing selected by FCNBD in its discretion, all as conclusively determined by FCNBD, such sum to be rounded up, of necessary, to the nearest whole multiple of one one-hundredth of one percent (1/100 of 1%), which Federal Funds Rate shall change simultaneously with any change in such published or quoted rates.

                     "Floating Rate" means the per annum rate equal to the greater of (a) the Prime Rate in effect from time to time, and, (b) if the Floating Rate Loan is denominated in Dollars, the sum of one percent (1%) per annum plus the Federal Funds Rate in effect from time to time. The Floating Rate shall change simultaneously with any change in the Prime Rate or Federal Funds Rate, as the case may be.

                     "Floating Rate Loan" means any Loan which bears interest at the Floating Rate.

                     "French Francs" means the lawful money of the French Republic.

                     "German Marks" means the lawful money of the Federal Republic of Germany.

                     "Guarantors" means Autocon Technologies, Inc., an Indiana corporation, and IMS
Technology, Inc., a Virginia corporation, each a wholly-owned subsidiary of Hurco Companies.

                     "Guaranty" means the Subsidiary Guaranty dated as of even date herewith, executed by the Guarantors in favor of NBD, NBD Michigan, and FCNBD, as it may be amended from time to time.

                     "Hurco Guaranty" means the Hurco Guaranty dated as of even date herewith, executed by Hurco Companies in favor of FCNBD, as it may be amended from time to time.

                     "Interest Payment Date" means, (a) with respect to any Fixed Rate Loan, the last day of each Eurocurrency Interest Period with respect to such loan and, in the case of any Eurocurrency Interest Period exceeding three months, those days that occur during the Eurocurrency Interest Period at intervals of three months after the first day of the Eurocurrency Interest Period, and (b) in all other cases, the last Business Day of each March, June, September, and December, commencing on the first such Business Day occurring after the date hereof.

                     "Loan" or "loan" means any loan made pursuant to Paragraph 1. Any such Loan or portion thereof may also be denominated as a Floating Rate Loan or a Fixed Rate Loan and such Floating Rate Loans and Fixed Rate Loans are referred to herein as "types" of Loans.

                     "Overdue Rate" shall mean (a) in respect of principal of Floating Rate Loans, a rate per annum that is equal to the sum of three percent (3%) per annum plus the Floating Rate, (b) in respect of principal of Fixed Rate Loans, a rate per annum that is equal to the sum of three percent (3%) per annum plus the per annum rate in effect thereon until the end of the then current Interest Period for such Loan and, thereafter, a rate per annum that is equal to the sum of three percent (3%) per annum plus the Floating Rate, and (c) in respect of other amounts payable by the borrower hereunder (other than interest), a per annum rate that is equal to the sum of three percent (3%) per annum plus the Floating Rate.

                     "Pounds Sterling" means the lawful money of the United Kingdom.

                     "Prime Rate" means the per annum rate announced by FCNBD from time to time as its "prime rate" or "base rate", as applicable (it being acknowledged that such announced rate may not necessarily be the lowest rate charged by FCNBD to any of its customers), which Prime Rate shall change simultaneously with any change in such announced rate.

              8. Each of you represents and warrants that it is a corporation duly organized and existing under the laws of the jurisdiction in which its principal place of business is located, that the execution of this agreement and the transactions contemplated hereby have been fully authorized by it, that the officers executing this agreement and any other documents required to be signed in connection with this agreement have been duly authorized to do so, and that this agreement constitutes the legal, valid and binding obligation of it, enforceable in accordance with its terms.

              9. The agreement of FCNBD to consider making a loan to you is subject to completion of the following matters and the receipt by FCNBD of the following documents, all in form and substance satisfactory to FCNBD:

                     (a)   Certificates   of   incumbency  as  to  the  officers
              authorized to execute this agreement and other documents required by this agreement.

                     (b) The Hurco Guaranty, duly executed by Hurco Companies in favor of FCNBD, and the Guaranty, duly executed by the Guarantors in favor of NBD, NBD Michigan, and FCNBD.

                     (c) Such other documents as FCNBD or its counsel may reasonably request.

              10. So long as any credit facility is available under this agreement, and until payment in full of the principal of and accrued interest on all indebtedness provided for in this agreement, (a) Hurco GmbH agrees that it will furnish or cause to be furnished to FCNBD and NBD within 120 days after the end of each fiscal year its internally prepared foreign consolidating balance sheet and related statement of income for such fiscal year, certified by its chief financial officer as being accurate in all material respects, and (b) Hurco Europe agrees that it will furnish or cause to be furnished to FCNBD and NBD within 150 days after the end of each fiscal year a copy of its foreign consolidating balance sheet and related statement of income for such fiscal year, with a customary audit report of an auditing firm acceptable to FCNBD and NBD, without qualifications unacceptable to FCNBD or NBD.

               11. It shall be a default under this agreement if any of the following shall occur, taking into account, in each instance, any applicable grace period:

                     (a) Any default occurs in the  performance or observance of any term, covenant, condition or agreement contained in this agreement and the same continues for a period of five days after receiving notice from NBD or FCNBD of such default; or

                     (b) Hurco  Companies  fails to observe or perform any term, covenant, condition or agreement contained in the Hurco Guaranty, or the Hurco Guaranty shall for any reason become invalid or unenforceable; or

                    (c) The  Guarantors  fail to observe  or  perform  any term, covenant, condition or agreement contained in the Guaranty, or the Guaranty shall for any reason become invalid or unenforceable; or


                     (d)    Any  Event  of  Default  (as  defined  in  the
Credit  Agreement)
              occurs; or

                     (e) The Commitment (as defined in the Credit Agreement) expires or is terminated; or

                     (f) There is any  failure by you or by Hurco  Companies  to pay any part of the principal of, the premium, if any, or the interest on, or any other payment of money due under any indebtedness to FCNBD or NBD and such failure continues for a period of three business days following the due date of any such payment.

              12. Upon the occurrence of any such default, FCNBD may by notice to you terminate its commitment to make loans hereunder and declare the outstanding principal of and accrued interest on all your indebtedness to FCNBD provided for in this agreement to be immediately due and payable, and FCNBD thereafter shall no longer consider making loans to you hereunder.

              13. For the purposes of obtaining judgment in any court, if it becomes necessary to convert into any other currency any Currency due hereunder, then the conversion shall be made at the rate of exchange prevailing on the day before the day on which the judgment is given. For this purpose, "rate of exchange" means the rate at which FCNBD is able on the relevant date to purchase the Currency for such other currency. In the event that there is a change in the rate of exchange prevailing, between the day before the day on which the judgment is given and date of payment, either of you will pay such additional amount (if any) as may be necessary to ensure that the amount paid on such date is the amount in such other currency which when converted at the rate of exchange prevailing for commercial transactions on the date of payment is the amount then due on the relevant loan. Any amount due from either of you under this Paragraph will be due as a separate debt and shall not be affected by judgment being obtained for any other sum due under or in respect of this agreement.

               14. This agreement is substituted for the revolving credit facility provided to you under a certain letter loan agreement dated June 17, 1993 (as amended, the "Prior Credit Agreement"), between NBD Michigan and you. NBD Michigan has assigned its rights and obligations under the Prior Credit Agreement to FCNBD. As of the date of this agreement, each loan to you under the Prior Credit Agreement outstanding as of such date shall be deemed a loan to you under this agreement, bearing interest at the interest rate existing on such date under the Prior Credit Agreement for the then-remaining interest period. As of the date of this agreement, all accrued and unpaid interest on any loan made to you under the Prior Credit Agreement outstanding as of such date shall be deemed accrued on such loans deemed made under this agreement. Each such loan and such accrued and unpaid interest deemed outstanding under this agreement pursuant to this Paragraph shall be evidenced by entries upon the books and records of FCNBD or the relevant foreign branch as provided in Paragraph 1 hereof. Each of you consents to amending and restating the Prior Credit Agreement in the form of this agreement, and agrees that as of the date of this agreement, the Prior Credit Agreement is terminated as to you, and you shall have no rights thereunder.

               15.   This   agreement   embodies   the  entire   agreement   and
understanding between the parties, and supersedes all prior agreements and understandings, relating to the subject matter hereof. In case any one or more of your obligations under this agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of your remaining obligations shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of your obligations under this agreement in any other jurisdiction.

               16. You shall pay FCNBD's expenses, including without limitation the fees and expenses (not to exceed such amount as Hurco Companies and FCNBD may agree) of its counsel, Dickinson, Wright, Moon, Van Dusen & Freeman, in connection with preparing, executing, delivering and administering this agreement and consummating the transactions contemplated hereby, and all stamp and other taxes payable in connection herewith.

               17. This agreement shall be governed by and construed in accordance with the laws of England and Wales, provided, that the law of the jurisdiction where a loan hereunder is made shall govern with respect to the terms of such loan.

               18. This agreement may be executed in counterparts, all of which taken together shall constitute one agreement. Execution may be effected by facsimile signature.

               19. Your covenants and agreements herein shall survive the expiration of the facilities provided hereunder until all loans made hereunder and all obligations arising hereunder have been paid in full.

              Should the foregoing be agreeable to you, as it is to us, please indicate your agreement and acceptance by executing and returning the enclosed copy of this letter.

                                                  Very truly yours,

                                                  THE FIRST NATIONAL BANK OF
                                                  CHICAGO, London Branch


                                                  By:     /s/ Scott C. Morrison

                                                  Its:    Vice President

                                               THE FIRST NATIONAL BANK OF
                                               CHICAGO, Frankfurt Branch


                                               By:        /s/ Scott C. Morrison

                                               Its:       Vice President




AGREED AND ACCEPTED:

Dated: September 8, 1997


HURCO EUROPE LIMITED


By:              /s/ Roger Wolf

        Its:     Director


HURCO GMBH WERKZEUGMASCHINEN CIM
- BAUSTEINE VERTRIEB UND SERVICE


By:              Gerhard Kohlbacher

        Its:     General Manager